Exhibit 10.14.1

Confidentiality and Business Protection Agreement

This Confidentiality and Business Protection Agreement (“Agreement”) is hereby entered into by and between Donald M. Casey, Jr. (“Executive”) and Cardinal Health, Inc., an Ohio Corporation (the “Company”) effective as of April 9, 2012.

It is hereby agreed as follows:

1.Consideration and Acknowledgements. The parties acknowledge that the provisions and covenants contained in this Agreement are ancillary and material to, and in consideration of, the employment letter agreement effective as of April 9, 2012 and that the limitations contained herein are reasonable in geographic and temporal scope and do not impose a greater restriction or restraint than is necessary to protect the goodwill and other legitimate business interests of the Company. The parties also acknowledge and agree that the provisions of this Agreement do not adversely affect the Executive's ability to earn a living in any capacity that does not violate the covenants contained herein. The parties further acknowledge and agree that the provisions of Section 9(a) below are accurate and necessary because (i) this Agreement is entered into in the State of Ohio, (ii) Ohio has a substantial relationship to the parties and to this transaction, (iii) Ohio is the headquarters state of the Company, which has operations worldwide and has a compelling interest in having its employees treated uniformly, (iv) the use of Ohio law provides certainty to the parties in any covenant litigation in the United States, and (v) enforcement of the provisions of this Agreement would not violate any fundamental public policy of Ohio or any other jurisdiction.
2.    Confidential Information. The Executive shall hold in a fiduciary capacity for the benefit of the Company and all of its subsidiaries, partnerships, joint ventures, limited liability companies, and other affiliates (collectively, the "Cardinal Group"), all secret or confidential information, knowledge or data relating to the Cardinal Group and its businesses (including, without limitation, any proprietary and not publicly available information concerning any processes, methods, trade secrets, research, secret data, costs, names of users or purchasers of their respective products or services, business methods, operating procedures or programs or methods of promotion and sale) that the Executive has obtained or obtains during the Executive's employment by the Cardinal Group and that is not public knowledge (other than as a result of the Executive's violation of this Agreement) ("Confidential Information"). For the purposes of this Agreement, information shall not be deemed to be publicly available merely because it is embraced by general disclosures or because individual features or combinations thereof are publicly available. The Executive shall not communicate, divulge or disseminate Confidential Information at any time during or after the Executive's employment with the Cardinal Group, except with prior written consent of the applicable Cardinal Group company, or as otherwise required by law or legal process. All records, files, memoranda, reports, customer lists, drawings, plans, documents and the like that the Executive uses, prepares or comes into contact with during the course of the Executive's employment shall remain the sole property of the Company and/or the Cardinal Group, as applicable, and shall be turned over to the applicable Cardinal Group company upon termination of the Executive's employment.
3.    Non-Recruitment of Cardinal Group Employees, etc. Executive shall not, at any time during the Restricted Period (as defined in this Agreement), without the prior written consent of the Company, engage in the following conduct (a "Solicitation"):

(i) directly or indirectly contact, solicit, recruit or employ whether as an employee, officer, director, agent, consultant or independent contractor) any person who is or was at any time during the previous twelve months an employee, representative, officer or director of the Cardinal Group; or (ii) take any action to encourage or induce any employee, representative, officer or director of the Cardinal Group to cease his or her relationship with the Cardinal Group for any reason. A "Solicitation" does not include any recruitment of employees for the Cardinal Group. The "Restricted Period" means the period of Executive's employment with the Cardinal Group and the additional period ending twenty-four months after the Executive’s date of termination of employment or date of retirement, as applicable.

4.    No Competition -- Solicitation of Business. During the Restricted Period, the Executive shall not (either directly or indirectly or as an officer, agent, employee, partner or director of any other company, partnership or entity) solicit, service, or accept on behalf of any competitor of the Cardinal Group the business of (i) any customer of the Cardinal Group during the time of the Executive's employment or at date of termination of employment, or (ii) any potential customer of the Cardinal Group which the Executive knew to be an identified, prospective purchaser of services or products of the Cardinal Group.
5.    No Competition -- Employment by Competitor. During the Restricted Period, the Executive shall not invest in (other than in a publicly traded company with a maximum investment of no more than 1% of outstanding shares), counsel, advise, or be otherwise engaged or employed by, any entity or enterprise that is in competition with the business conducted by any member of the Cardinal Group, (other than a business that is not a significant business to the Cardinal Group as a whole or to the entity or enterprise as a whole).
6.    No Disparagement.
(a)    The Executive and the Company shall at all times refrain from taking actions or making statements, written or oral, that (A) denigrate, disparage or defame the goodwill or reputation of Executive or the Cardinal Group, as the case may be, or any of its trustees, officers, security holders, partners, agents or former or current employees and directors, or (B) are intended to, or may be reasonably expected to, adversely affect the morale of the employees of the Cardinal Group. The Executive further agrees not to make any negative statements to third parties relating to the Executive's employment or any aspect of the businesses of Cardinal Group and not to make any statements to third parties about the circumstances of the termination of the Executive's employment, or about the Cardinal Group or its trustees, directors, officers, security holders, partners, agents or former or current employees and directors, except as may be required by a court or governmental body.
(b)    The Executive further agrees that, following termination of employment for any reason, the Executive shall assist and cooperate with the Company with regard to any matter or project in which the Executive was involved during the Executive's employment with the Company, including but not limited to any litigation that may be pending or may arise after such termination of employment. Further, the Executive agrees to notify the Company at the earliest opportunity of any contact that is made by any third parties concerning any such matter or project. The Company shall not unreasonably request such cooperation of Executive and shall cooperate with the Executive in scheduling any assistance by the Executive, taking into account the Executive’s business and personal affairs, and shall compensate the Executive for any lost wages or expenses associated with such cooperation and assistance.

7.    Inventions. All plans, discoveries and improvements, whether patentable or unpatentable, made or devised by the Executive, whether alone or jointly with others, from the date of the Executive's initial employment by the Company and continuing until the end of any period during which the Executive is employed by the Cardinal Group, relating or pertaining in any way to the Executive's employment with or the business of the Cardinal Group, shall be promptly disclosed in writing to the Secretary of the Board and are hereby transferred to and shall redound to the benefit of the Company, and shall become and remain its sole and exclusive property. The Executive agrees to execute any assignment to the Company or its nominee, of the Executive's entire right, title and interest in and to any such discoveries and improvements and to execute any other instruments and documents requisite or desirable in applying for and obtaining patents, trademarks or copyrights, at the expense of the Company, with respect thereto in the United States and in all foreign countries, that may be required by the Company. The Executive further agrees at all times to cooperate to the extent and in the manner required by the Company, in the prosecution or defense of any patent or copyright claims or any litigation, or other proceeding involving any trade secrets, processes, discoveries or improvements covered by this Agreement, but all necessary expenses thereof shall be paid by the Company.
8.    Acknowledgement and Enforcement. The Executive acknowledges and agrees that: (A) the purpose of the foregoing covenants, including without limitation the noncompetition covenants of Sections 4 and 5, is to protect the goodwill, trade secrets and other Confidential Information of the Company; (B) because of the nature of the business in which the Cardinal Group is engaged and because of the nature of the Confidential Information to which the Executive has access, the Company would suffer irreparable harm and it would be impractical and excessively difficult to determine the actual damages of the Cardinal Group in the event the Executive breached any of the covenants of this Agreement; and (C) remedies at law (such as monetary damages) for any breach of the Executive's obligations under this Agreement would be inadequate. The Executive therefore agrees and consents that if the Executive commits any breach of a covenant under this Agreement or threatens to commit any such breach, the Company shall have the right (in addition to, and not in lieu of, any other right or remedy that may be available to it) to temporary and permanent injunctive relief from a court of competent jurisdiction, without posting any bond or other security and without the necessity of proof of actual damage.
9.    Miscellaneous.
(a)    This Agreement shall be governed by and construed in accordance with the laws of the State of Ohio, without reference to principles of conflict of laws. If, under any such law, any portion of this Agreement is at any time deemed to be in conflict with any applicable statute, rule, regulation or ordinance, such portion shall be deemed to be modified or altered to conform thereto. The parties hereto irrevocably agree to submit to the jurisdiction and venue of the courts of the State of Ohio in any action or proceeding brought with respect to or in connection with this Agreement. The captions of this Agreement are not part of the provisions hereof and shall have no force or effect. This Agreement constitutes the entire agreement of the parties with respect to the subject matter hereof. This Agreement may not be amended or modified otherwise than by a written agreement executed by the parties hereto or their respective successors and legal representatives.

(b)    All notices and other communications hereunder shall be in writing and shall be given by hand delivery to the other party or by registered or certified mail, return receipt requested, postage prepaid, addressed as follows:
If to the Executive:    At the most recent address on file for the Executive at the Company.

If to the Company:     Cardinal Health, Inc.
7000 Cardinal Place
Dublin, Ohio 43017
Attention: General Counsel

or to such other address as either party shall have furnished to the other in writing in accordance herewith. Notice and communications shall be effective when actually received by the addressee.

(c)    The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement. If any provision of this Agreement shall be held invalid or unenforceable in part, the remaining portion of such provision, together with all other provisions of this Agreement, shall remain valid and enforceable and continue in full force and effect to the fullest extent consistent with the law.
(d)    The Executive's or the Company's failure to insist upon strict compliance with any provision of this Agreement or the failure to assert any right the Executive or the Company may have hereunder, shall not be deemed to be a waiver of such provision or right or any other provision or right of this Agreement.
IN WITNESS WHEREOF, the Executive has hereunto set the Executive's hand and the Company has caused these presents to be executed in its name and on its behalf, all as of the day and year first above written.

/s/ DONALD M. CASEY, JR.
Donald M. Casey, Jr.
Execution Date: April 10, 2012

CARDINAL HEALTH, INC.

/s/ CAROLE WATKINS
By: Carole Watkins
Its: Chief Human Resources Officer
Execution Date: April 9, 2012

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